 Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

July 20, 2012

Forest Oil Corporation

707 Seventeenth Street

Suite 3600

Denver, Colorado 80202

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Forest Oil Corporation (“Forest”) to be filed on or about July 20, 2012, of all references to our firm and information from our audit letters dated February 2, 2012, included in or made a part of the Annual Report on Form 10-K of Forest for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716